Exhibit 99.1

Twitter, Inc. Announces Proposed $1 Billion Senior Notes Offering

SAN FRANCISCO, Calif., February 23, 2022 — Twitter, Inc. (NYSE: TWTR) today announced its intention to offer, subject to market conditions and other factors, $1 billion aggregate principal amount of senior notes due 2030 (the “notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).

The notes will be senior obligations of Twitter, and interest will be payable semi-annually in arrears. The interest rate and other terms of the notes are to be determined through negotiations between Twitter and the initial purchasers.

Twitter intends to use the net proceeds from this offering for general corporate purposes, which may include capital expenditures, investments, repayment of debt, repurchases of Twitter’s common stock, working capital and potential acquisitions and strategic transactions. From time to time Twitter evaluates potential strategic transactions and acquisitions of businesses, technologies or products. Currently, however, Twitter does not have any agreements with respect to any such material strategic transactions or acquisitions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful. The notes have not been and will not be registered under the Act or the securities laws of any jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Contacts

Investors:

ir@twitter.com

Press:

press@twitter.com